Exhibit 99.1

Certificate of Chief Executive Officer Under EESA Section 111(b)(4)

I, Robert A. Altieri, certify, based on my knowledge, that:

(i)       The compensation committee of Carrollton Bancorp has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Carrollton Bancorp;

(ii) The compensation committee of Carrollton Bancorp has identified and limited during any part of the most recently completed fiscal year that was a TARP period any of the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Carrollton Bancorp and has identified any features in the employee compensation plans that pose risks to Carrollton Bancorp and limited those features to ensure that Carrollton Bancorp is not unnecessarily exposed to risks;

(iii)The compensation committee has reviewed at least every six months during the any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of Carrollton Bancorp to enhance the compensation of an employee and has limited those features;

(iv)The compensation committee of Carrollton Bancorp will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)The compensation committee of Carrollton Bancorp will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Carrollton Bancorp;

(B) Employee compensation plans that unnecessarily expose Carrollton Bancorp to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of Carrollton Bancorp to enhance the compensation of an employee;

(vi)Carrollton Bancorp has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)Carrollton Bancorp has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)Carrollton Bancorp has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)Carrollton Bancorp and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)   Carrollton Bancorp will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)Carrollton Bancorp will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii)Carrollton Bancorp will disclose whether Carrollton Bancorp, the board of directors of Carrollton Bancorp, or the compensation committee of Carrollton Bancorp has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)Carrollton Bancorp has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(ix)Carrollton Bancorp has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Carrollton Bancorp and Treasury, including any amendments;

(xv)Carrollton Bancorp has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi)I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

March 13, 2013	/s/ Robert A. Altieri Robert A. Altieri President and Chief Executive Officer